Bacterin Sponsors the 2012 Donate Life Rose Parade Float in Recognition of Donor Families

BOZEMAN & BELGRADE, MT, – October 28, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, is sponsoring the 2012 Donate Life Rose Parade® Float entitled “…One More Day.”

Bacterin and one of its procurement partners are sponsoring a donor family to attend the Rose Parade and will be recognized as one of the florographs that will be represented on the float.

Donate Life’s ninth Rose Parade float entry carries 28 riders, 72 memorial ‘florograph’ portraits, and thousands of roses carrying personal messages of love, hope and remembrance. The float is designed to represent deceased organ, eye and tissue donors, living donors, and transplant recipients, reminding us all to make every day count and to increase donor awareness. The gift of donation can add years and quality of life to those in need of transplants.

“We are proud to be a contributing partner and are privileged this year to have one of our organ donor portraits included on the float,” said Guy Cook, Bacterin chairman and CEO. “Given the addition of four new recovery partners in recent months, we have an extended need for increasing the outreach and support for our partners and the donor families. The Donate Life Rose Parade Float is an ideal platform for recognizing the selfless gift of donation, and we look forward to continuing our sponsorship.”

The float is supported by 60 official partners from across the nation, including organ and tissue recovery organizations, tissue banks, state donor registries, transplant centers and affiliated organizations. The 123rd Rose Parade, themed “Just Imagine,” will take place Monday, January 2, 2012 at 10:00 a.m., featuring majestic floral floats, high-stepping equestrian units and spirited marching bands.

About Donate Life
Donate Life is a national brand for donation supported by national organizations and state teams dedicated to motivating the American public to register now as organ, eye and tissue donors. Hundreds of thousands of people from all walks of life in every corner of the country are in need of life-saving and healing gifts that are possible only through organ, eye and tissue. The Donate Life Rose Parade Float national campaign is coordinated by OneLegacy, the non-profit, federally designated organ and tissue recovery agency serving the seven-county greater Los Angeles area, and is supported by more than 100 official sponsors nationwide, including organ and tissue recovery organizations, tissue banks, state donor registries, transplant centers, hospitals, funeral homes and affiliated organizations. Joining OneLegacy as top-level benefactors are the Dignity Memorial® network, North America's largest network of funeral, cremation and cemetery service providers; the American Association of Tissue Banks (AATB); Donate Life America; and the United Network for Organ Sharing (UNOS) and the National Donor Memorial.

For more information about the Donate Life Rose Parade Float, visit the official float website at www.donatelifefloat.org. To learn how to register to become an organ and tissue donor visit www.donatelifetoday.com.

About Bacterin International Holdings
Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

Company Contact:
Guy Cook
President & CEO
Bacterin International Holdings, Inc.
Tel 406-388-0480
gcook@bacterin.com

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com